EXHIBIT 99.3

LXP Industrial Trust –TRANSCRIPT

Q4 2021 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President and Chief Investment Officer

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the LXP Industrial Trust Fourth Quarter 2021 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to LXP Industrial Trust’s Fourth Quarter 2021 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. LXP believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that LXP files with the SEC from time to time could cause LXP’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, LXP does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, LXP has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of LXP's historical or future financial performance, financial position or cash flows.

On today’s call, Will Eglin, Chairman and CEO, Beth Boulerice, CFO, and Brendan Mullinix, CIO, will provide a recent business update and commentary on fourth quarter results. Executive

Vice Presidents Lara Johnson and James Dudley will be available during the question and answer portion of our call. I will now turn the call over to Will.

T. Wilson Eglin:

Thanks, Heather. Good morning everyone. We finished 2021 exceptionally strong, with excellent fourth quarter results across the board. We continue to realize the significant benefits of our portfolio repositioning and disciplined growth strategy. Transaction activity was robust, and we made notable progress with respect to investments, dispositions, and new leases. Adjusted Company FFO for the quarter of $0.18 per diluted common share brought our overall 2021 Adjusted Company FFO to the high end of our guidance at $0.78 per diluted common share.

At the end of December, we recapitalized a 22-property special purpose industrial portfolio composed of primarily manufacturing assets through a newly formed joint venture valued at $550 million dollars. This significant capital infusion has been used to fund new investments and fully satisfy credit line borrowings. Further, our 20% interest ownership in the joint venture builds on our institutional fund management capabilities, allows us to generate recurring fee income to enhance our return on equity, and provides an estimated $750 million dollars of dry powder to invest in industrial real estate that falls outside of our warehouse/distribution focus.

With the JV transaction, we also substantially completed our multi-year strategy to transform our company from a diversified net-lease REIT into an industrial pure-play, and our wholly owned portfolio now consists of nearly 100% warehouse/distribution assets. Through this transformation, we have built a significantly more valuable portfolio poised to benefit from strong tenant demand and underlying market rent growth in the industrial sector.

We are well positioned to continue building on our momentum by acquiring and developing high-quality warehouse/distribution assets in strong markets and capturing opportunities to increase rents through our strong leasing and re-leasing capabilities.

During the fourth quarter, we added to our development pipeline, commencing a project in Columbus for approximately 1.1 million square feet and acquiring an aggregate of 490 acres of developable land in the Phoenix and Indianapolis industrial markets. Exclusive of the land, we invested $47 million dollars in our on-going development projects during the quarter and completed our 468,000 square foot Phoenix build-to-suit. Brendan will discuss these transactions in more detail shortly.

On the acquisition side, during the fourth quarter, we acquired eight warehouse/distribution properties totaling 3.3 million square feet with overall occupancy of 86%. Our 2021 acquisition volume, including development projects placed in-service, totaled $886 million dollars. As discussed previously, acquisition volume has allowed us to complete 1031 Exchanges, and in 2021, we deferred gains of $330 million dollars on dispositions of $824 million dollars.

We achieved another healthy quarter of leasing activity with occupancy high at 99.4% for our stabilized portfolio at quarter-end. We leased a total of 3.2 million square feet in our industrial portfolio, increasing Base and Cash Base rents 12.8% and 5.3%, respectively. This included two terrific leasing outcomes totaling 1.7 million square feet in our recently completed development project in Atlanta and our on-going Smith Farms Greenville-Spartanburg development project. In

Atlanta, we executed a seven year lease with 3% annual escalations and in Greenville-Spartanburg, we pre-leased one of the three buildings under construction, totaling approximately 800,000 square feet, which was expanded 47% from the original plan to meet the tenant’s requirement. The lease is for 12 years with 3% annual escalations. The building is now expected to be substantially complete in the fourth quarter of 2022. We estimate the market value of these two properties to be about $203 million dollars, a gain of approximately $52 million dollars over our estimated cost after purchasing the interest of our development partner.

Our overall 2021 leasing volume in our industrial portfolio was nearly 8.4 million square feet and produced attractive industrial Base and Cash Base rental increases of 10.9% and 6.7%, respectively.

Since our last earnings call, we have worked with one of the leading national brokerage firms to provide us an estimate of the mark-to-market opportunity in our warehouse/distribution portfolio based on their forecasted rent growth estimates through 2027. At quarter end, this portfolio’s average rent per square foot was $4.35. Based on the brokerage’s projections, we believe rents on leases expiring over the next six years, which comprise 50% of our industrial Base rental revenue, would be on average approximately 30% below market at lease expiration. This analysis indicates that we have a significant opportunity to achieve strong leasing spreads going forward based on the market fundamentals associated with our properties, underscoring how valuable they are. With respect to near-term industrial expirations in 2022 and 2023, we expect expiring rents in 2022 to increase approximately 32% based on leases currently being negotiated and expiring rents in 2023 could increase up to approximately 45% based on third party broker estimates. Market rents in our target markets grew on average approximately 8% in 2021, and we expect another strong year in 2022.

Separate from our transaction activity, I want to highlight two important achievements we made in the fourth quarter that emphasize our team’s substantial progress on other aspects of our strategy.

First, we published our first Corporate Responsibility report, showcasing the significant steps we have made to build a best-in-class ESG program. This report can be found on our website, which I encourage you to review. We are extremely proud of our progress so far and look forward to continuing making strides with respect to our long-term ESG initiatives.

Second, in December, we announced a corporate rebranding and changed our name to LXP Industrial Trust. We believe this new corporate branding better aligns with the nature of our business, our forward growth strategy, and our focus on high-quality, primarily single-tenant warehouse/distribution properties. With over 98% of our overall gross book value in warehouse/distribution properties, excluding our held-for-sale properties, our industrial portfolio exhibits the high-quality attributes that we believe will lead to attractive leasing outcomes and long-term growth.

In summary, we believe our company is in a position of extraordinary strength with excellent prospects. At year-end, our warehouse/distribution portfolio consisted of 109 properties comprising 52.7 million square feet, with 32.7 foot average clear height, 8.6 years of average age, and a 6.9 year weighted-average lease term with average annual rent escalations of 2.8%. On the development side, our initiatives have produced great results and we have five on-going projects underway totaling 6.3 million square feet in an environment where tenant demand is robust, vacancy is low, and market rent growth is strong. Additionally, we have a land bank of 577 acres that we believe will support roughly nine million square feet of development. Finally, we have approximately $750 million dollars of investment capacity in our special purpose industrial joint venture.

With our transformation substantially complete, we believe we have a much more valuable portfolio and a strong pipeline for continued growth. The market has also recognized our achievements with our company’s total return to shareholders outperforming the RMS Index for the 1, 3, 5, and 10-year time periods as of December 31, 2021. In view of these accomplishments, and against the backdrop of strong private market demand and a vibrant M&A market, our Board of Trustees determined that now is the right time to conduct a comprehensive process to review all strategic alternatives for the company in order to maximize value for our shareholders. The Board is taking a thoughtful approach to determine the best outcome for shareholders and we do not intend to provide further updates until the Board has decided on the best path forward. We are pleased that our carefully considered long-term plan to transform the portfolio, and then maximize value at the most opportune time for our shareholders, is now coming to fruition. With that, I’ll turn the call over to Brendan to discuss investments in more detail.

Brendan Mullinix:

Thanks, Will. During the fourth quarter, we purchased eight Class A warehouse/distribution facilities and completed two development projects in our target industrial markets of Indianapolis, Phoenix, and Atlanta at estimated stabilized GAAP and cash cap rates of 4.8% and 4.4%, respectively. The purchases included two separate three-property portfolios in Indianapolis and Atlanta, and the purchase of 450 thousand square feet of vacancy in Phoenix and Atlanta. As Will mentioned, we substantially completed our build-to-suit in Phoenix leased to KeHE and we also leased our Atlanta property in Fairburn, Georgia to GXO. These 10 properties have a weighted-average lease term of 9.5 years, with average annual escalations of 2.5%.

With development properties continuing to achieve yields of roughly 100 to 125 basis points higher than the purchase market, we view development as our most attractive use of capital. During the quarter, we entered into a joint venture to develop a 1.1 million square foot warehouse/distribution facility on 63 acres at our Etna Park 70 East site in Columbus, Ohio. We acquired the land in December 2019 in a joint venture and have since been making infrastructure and grading improvements while marketing for build-to-suits.  In that period, Columbus has seen record breaking bulk absorption and low vacancy, contributing to the appeal of going vertical speculatively.  The project has direct access to I-70 and interstate frontage in east Columbus, an appealing submarket from a labor and population reach perspective and is adjacent to a brand-new full-service Love’s truck stop.  The building shell is expected to be delivered late in the second quarter with an estimated development cost of approximately $72 million dollars and an estimated stabilized cash yield around 5%.

We also added to our land bank in the quarter, with the acquisition in joint ventures of two sites totaling 490 acres of developable land. In Indianapolis we acquired 70 acres adjacent to our on-going speculative development in Mount Comfort. In Phoenix, we acquired 420 acres in Glendale, representing an exciting opportunity for us to develop a Class A industrial park at what we expect to be very attractive yields relative to what similar stabilized product could be acquired at in the market today.

The site, which can support the development of around 7 million square feet, offers frontage on Northern Parkway, one mile east of the diamond interchange off Loop 303. In addition to its access and desirable location in the West Valley, the site is rail-served, has multiple water wells and a new APS Substation just adjacent to the site.

As we noted last quarter, we believe the Phoenix market is especially attractive for its strong fundamentals such as a growing population, moderate operating costs, low taxes, affordable labor, and proximity to major markets in the Western U.S., as well as the Ports of Long Beach and Los Angeles. Our Phoenix industrial portfolio, including our previously announced speculative development currently underway, totals 3.7 million square feet. This land acquisition will provide a development pipeline to significantly expand our presence.

We’ll continue to provide regular updates on the progress of these projects in addition to our other on-going projects as they move farther along. With that, I’ll turn the call over to Beth to discuss financial results.

Beth Boulerice:

Thanks, Brendan. We generated Adjusted Company FFO of roughly $54 million dollars in the fourth quarter, or $0.18 cents per diluted common share. As Will mentioned, our 2021 Adjusted Company FFO of $0.78 cents per diluted common share came in at the top end of our range. Given the on-going process in which our Board is evaluating strategic alternatives, we will not be providing 2022 Adjusted Company FFO guidance at this time.

We generated revenues of approximately $86 million dollars during the quarter, with property operating expenses of about $14 million dollars, of which 83% was attributable to tenant reimbursements.

G&A for the quarter was $10.8 million dollars, bringing our 2021 G&A to $35.5 million dollars, which was within our previously announced range.

Our same-store industrial portfolio was 99.7% leased at quarter end, increasing 160 basis points when compared to the same time period a year ago. Same-store industrial NOI was 0.9%, and when excluding single-tenant vacancies, 2.1%. We project industrial same-store growth in 2022 to be in the range of 4% to 5%. At quarter-end, approximately 95% of our industrial portfolio leases had escalations with an average annual rate of 2.8%.

Moving to the balance sheet, nearly all of our office portfolio is held for sale as of December 31, 2021, and we intend to have these seven properties in the market for sale by April 1st, accelerating our previous timeline. We believe the aggregate market value for these properties is in the range of $120 million dollars to $150 million dollars, with forecasted 2022 NOI of approximately $11.6 million dollars.

We ended 2021 with net debt to Adjusted EBITDA of 5.5x and unencumbered NOI of approximately 93%. Fortunately, we have very little exposure to rising interest rates given the previous work we have done on the balance sheet. Additionally, we had cash of $191 million dollars at quarter end and our $600 million dollar unsecured revolving credit facility remains fully available.

Consolidated debt outstanding as of December 31st was approximately $1.5 billion dollars with a weighted-average interest rate of approximately 2.8% and a weighted-average term of 7.5 years.

Turning to capital markets, during the quarter, we issued 1.1 million common shares for net proceeds of $11.6 million dollars, which previously were sold on a forward basis under our ATM program. As of December 31, 2021, we had an aggregate of $226.1 million dollars, or 19.6 million common shares, under unsettled forward common share contracts. As a reminder, the contracts mature at various dates, with most of these contracts maturing in May 2022.

Finally, regarding our development spend, we anticipate that our five on-going development projects will require approximately $312 million dollars to complete, excluding our partner’s promote.

With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct the question and answer portion of the call.

Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions)

Our first question comes from Craig Mailman of KeyBanc Capital Markets.

Craig Allen Mailman (KeyBanc Capital Markets Inc., Research Division):

Will, just to clarify, so the mark-to-market, 30% below. So that would mean you have like a 43% positive mark-to-market, right?

T. Wilson Eglin:

Well, that number reflects a forecast of market rent growth against the built-in escalations in each lease. So that’s how we get to the 30%.

Craig Allen Mailman:

But that's saying that you're below market, right. So if you mark it to market, it's like a 43% increase. Is that the right way to think about it? Or it's just a 30% increase? You said it's 30% below market. There's no -- there's been some confusion.

T. Wilson Eglin:

Just remember, the forecast market rent growth over time against underlying rent growth in the portfolio.

Craig Allen Mailman:

Okay. That is helpful. So as you think about -- I know you guys aren't giving guidance. But Beth, is there any one-timers or significant items we should think about as we head into '22? I think with the continued sales and this timing mismatches in capital raises and development deliveries, I think generally, consensus is assuming a bit of a drag and a bottom in '22 before moving in '23. I mean just high level, is that the right way to think about it? And any kind of significant items to consider?

Beth Boulerice:

Yes, Craig. As we said, 2022 is going to be the trough year, we believe, given all of the transformation that we've done and the office sales that we've done over the last couple of years that we anticipate that. So you're right on with that. There's nothing as far as a one-timer that I can think of that would impact anything, but it's just from the office sales and some of the development coming online.

Craig Allen Mailman:

Right. And I think you guys had a little bit below $2 million of fees related to activism. And should we think about that as a kind of quarterly run rate being additive to a normal G&A run rate as you guys do the process?

Beth Boulerice:

Yes, we're not giving guidance at this time on G&A.

Craig Allen Mailman:

Okay. Fair enough. And then just high level, that was helpful on the '22 same-store 4% to 5%. So I mean, Will, when you start baking in these big mark-to-markets in '23, then presumably in '24 to '27, I mean, it sounds like you guys are on pace to do well north of 5% a year in cash same-store once you get out to '23. I mean is that a fair assessment of where the portfolio growth is kind of heading assuming, all else equal, rents stay on a similar trajectory or just stay where they are, flat today?

T. Wilson Eglin:

Well, time will tell, Craig. But I will say that the company is in a position to produce same-store NOI growth that's well above anything that we've ever seen in our history. So time will tell, but we're very pleased with the work that we've done on the portfolio to position it to capture a lot of upside.

Craig Allen Mailman:

Okay. And then just lastly, I know it's pretty fresh here, but last night's news on the geopolitical front, rates are coming down again. I mean what's your sense as you guys are out in the market? I know there's been a little bit of volatility year-to-date in the public markets, but on pricing for industrial assets or competition for industrial assets, are you guys seeing any material shifts one way or another in any of those aspects?

Brendan Mullinix:

It's Brendan. No, in short. With the increase in rates, what we've seen in the market is it didn't have any sort of material, adverse effect on cap rates. Cap rates have not increased as a result.

Operator:

[Operator Instructions] Our next question comes from John Massocca of Ladenburg Thalmann. Please go ahead.

John James Massocca (Ladenburg Thalmann & Co. Inc., Research Division):

So given the acquisition in Glendale, in particular, this quarter, how should we think about the long-term strategy as it pertains to building a land bank? Is this kind of a bespoke transaction given the opportunity in that specific market? Or should we expect more types of deals like that going forward?

Brendan Mullinix:

It's Brendan again. Well, it's difficult to forecast exactly where those opportunities may arise and to quantify them. But we would continue to be open to transactions like that going forward. So we do expect, as we've said previously, based on the current pricing environment for stabilized assets, we view development and the acquisition of vacancy as the best deployment of capital, except where we have capital recycling needs -- in terms of 1031 needs, excuse me.

John James Massocca:

And I guess, maybe, what kind of time line are you expecting on getting a return on those kind of more truly ground-up type of developments?

Brendan Mullinix:

So that's a large project. It -- there's a whole range of outcomes. That we're currently still working on site plans and what kind of building sizes that we plan to build. A lot of it will probably depend on how much build-to-suit we may see there, which would accelerate the build-out. But we're working on getting a speculative development there started right away. We've also, together with our partner, have fielded RFP for build-to-suit. So if any of those build-to-suits come together, just as a for instance, we'll start with the speculative building. But the build-to-suit shows up, then all of a sudden, we're building two buildings instead of 1 straight away. So I would say it's probably, on a speculative basis, it could be something to -- fulfilled out, it could be something like four years. But if you get build-to-suit, that would accelerate that time frame.

John James Massocca:

Okay. And then I know you're not providing full guidance, but just maybe broad strokes. How should we think about kind of tenant improvement and leasing commissions in 2022 versus 2021, especially given the planned office sales?

Beth Boulerice:

John, it's Beth. Yes, we think they'll be about the same as the last year.

Operator:

The next question comes from Jon Peterson of Jefferies.

Jonathan Michael Petersen (Jefferies LLC, Research Division):

On -- I guess, as you engage in the strategic review process, how should we think about the pace of acquisitions and dispositions? I mean are you guys as active as ever in terms of selling office properties and buying industrial? Or are things kind of on hold now? Just trying to figure out how we should think about the moving pieces over the next however long this takes.

T. Wilson Eglin:

Well, I think for the most part, the focus is on the remaining office portfolio, which is mainly held for sale. We plan to have everything in the market by April 1 and accelerate the exit from that portfolio. There may be a couple of small sales in the industrial portfolio as well, but that's still the principal push. And in terms of acquisitions, there may be some desire to defer tax again by reinvesting. But the focus is really on funding the development pipeline at the moment.

Jonathan Michael Petersen:

Got you. Okay. All right. That makes sense. And then on the 30% roll up, if we could just come back to that for a minute. I guess I understand, it's based off market rent growth assumptions and where you would expect rents to roll up, I guess, over the next 5 years in that 50% of the portfolio that rolls. But are you able to give us a number of like where we're at today on a mark-to-market? Like in-place cash rents today versus where market rents are? Or maybe an indication of, are the market rent growth assumptions over the next 5 years higher than the contractual escalators? Just to kind of help us make sense of that number.

T. Wilson Eglin:

Yes. I mean there is a mark today, and the expectation is that the growth through 2027 will exceed it by a fair amount, the built-in escalations that we have in the leases. We've captured that way, Jon, through 2027 to recognize the fact that we have leases in place and you can't mark-to-market when you've got a contract. So that window through 2027 that we've talked about before, right, we don't have too much roll at the moment. But then we have a 4-year window where we have a lot of roll. So that's really been the focus, trying to come up with a forecast that captures market rents when, right, when we come off lease, when we have the opportunity to mark rents to market.

Jonathan Michael Petersen:

Yes. Yes. And then I guess it helps from the perspective of -- to the degree that you want to be as conservative as possible. If industrial rents just stopped growing today -- which doesn't seem reasonable, but let's just say that they did. I think all of us -- it helps to get a sense of even still, like where would rent growth be over the next 5 years even if the market just stopped growing, I think is kind of where these questions come from. But anyway, I'll leave it there.

Operator:

We have a follow-up question from John Massocca.

John James Massocca:

Just a quick one for me kind of as it relates to development again. But can you remind us what's the kind of assumed downtime, re-lease up that drives you to kind of the stabilized cap rate estimates you're providing for some of the ongoing development projects?

Brendan Mullinix:

Yes, it varies by project, but generally in the range of between 6 and 12 months.

Operator:

There are no further questions on the line at this time. So I hand the call back over to the team.

T. Wilson Eglin:

Thank you, operator, and thanks to all of you for joining us. If there's anything at all that you'd like to discuss with management, please don't hesitate to call me or any of the rest of the team. Thank you.

Operator:

This concludes today's call. Thank you for joining. You may now disconnect your lines.